Exhibit (a)(1)(xiv)

Contact: Dave Farmer

                508-293-7206

                farmer_dave@emc.com

EMC EXTENDS CASH TENDER OFFER TO

ACQUIRE DATA DOMAIN

HOPKINTON, Mass. – June 26, 2009 – EMC Corporation (NYSE: EMC) today announced an extension of its all-cash tender offer to purchase all outstanding shares of Data Domain, Inc. (NASDAQ: DDUP) common stock for $30 per share. To provide additional time to satisfy closing conditions, the offering period now expires at 12:00 midnight Eastern Daylight Time (EDT) on July 10, 2009. The initial offering period, which began on June 2, 2009, was previously scheduled to expire at 12:00 midnight (EDT) on June 29, 2009.

Joe Tucci, EMC Chairman, President and CEO, said, “EMC’s $30 per share all-cash offer remains superior to NetApp’s stock and cash offer and, very importantly, delivers to Data Domain stockholders the price certainty and price protection its management team and board stated as important priorities during their negotiations with NetApp. We continue to anticipate a routine review by the FTC resulting in a timely regulatory approval. We look forward to the execution of the definitive agreement and closing of the transaction with EMC.”

The tender offer is being transacted through Envoy Merger Corporation, a wholly owned subsidiary of EMC formed for the purpose of making the offer. Approximately 174,645 shares of Data Domain common stock, representing approximately 0.28% of the common stock outstanding, have been tendered as of 3:00 p.m. EDT on June 26, 2009.

Important Information about the Tender Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Data Domain, Inc. EMC Corporation and Envoy Merger Corporation have filed with the SEC a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and these documents have been mailed to the stockholders of Data Domain, Inc. These documents contain important information about the tender offer and stockholders of Data Domain, Inc. are urged to read them. Investors and stockholders of Data Domain, Inc. are able to obtain a free copy of these documents and other documents filed by EMC Corporation and Envoy Merger Corporation with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free by directing such requests to EMC Corporation at Attention: Office of the General Counsel, 176 South Street, Hopkinton, MA 01748.

About EMC

EMC Corporation (NYSE: EMC) is the world’s leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC’s products and services can be found at www.EMC.com.

EMC is a registered trademark of EMC Corporation. All other trademarks used are the property of their respective owners.

# # #

Forward-Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) our ability to protect our proprietary technology; (iv) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vi) competitive factors, including but not limited to pricing pressures and new product introductions; (vii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (viii) component and product quality and availability; (ix) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (x) insufficient, excess or obsolete inventory; (xi) war or acts of terrorism; (xii) the ability to attract and retain highly qualified employees; (xiii) fluctuating currency exchange rates; (xiv) litigation that we may be involved in; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. These statements are forward-looking, and actual results may differ materially. EMC disclaims any obligation to update any forward-looking statements in this release after the date of this release.